Exhibit 99.1

For Immediate Release

Insys Therapeutics Reports Second Quarter 2016 Results

PHOENIX, Ariz. — August 3, 2016— Insys Therapeutics, Inc. (NASDAQ: INSY) ("Insys" or "the Company") today announced financial results for the three-month period ended June 30, 2016.

Highlights of and subsequent to the second quarter of 2016 include:

●	Total net revenue was $67.1 million, compared to $77.6 million for the second quarter of 2015;

●	Net income totaled $4.4 million, or $0.06 per basic and $0.06 per diluted share, compared to net income of $7.3 million, or $0.10 per basic and $0.10 per diluted share, for the second quarter of 2015;

●	Cash, cash equivalents and investments were $193.7 million as of June 30, 2016; and

●	Insys received FDA approval for the marketing of SyndrosTM (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol.

“We are pleased that despite the recent drop-off in volume, Subsys has maintained an approximately 44% market share. We believe that Subsys will continue to provide a very solid financial foundation for the Company, and we remain focused on restoring Subsys scripts to a growth path,” said Dr. John N. Kapoor, Chairman, President and Chief Executive Officer of Insys Therapeutics. “The recent FDA approval to market Syndros is excellent news. We are eager to expand our commercial portfolio with a product that we believe has distinct advantages over the current formulation of dronabinol in soft gel capsule and one that will provide significant long-term growth opportunities for Insys. We are proud of our pipeline and believe that product candidates in both sprays and cannabinoids hold great promise. As always, we remain committed to serving the patients who rely on our compounds, while striving to deliver value to Insys stockholders,” he concluded.

Second Quarter 2016 Financial Results

Net revenue for the second quarter of 2016 was $67.1 million compared to $77.6 million for the second quarter of 2015, a decrease of 13.5%. The results reflect a decline in Subsys prescription volumes due to softness in overall demand in the TIRF category, including Subsys, and continued pressure from third-party payers.

Gross margin was 91% for the second quarter of 2016 compared with 89% for the comparable quarter of 2015.

Sales and marketing expense was $19.7 million during the second quarter of 2016, or 29% of net revenue, compared to $22.0 million, or 28% of net revenue, for the second quarter of 2015.

Research and development expense increased to $22.9 million for the second quarter of 2016, compared to $17.8 million for the second quarter of 2015, as we continue to advance the multistage products in our pipeline.

General and administrative expense decreased to $13.9 million for the second quarter of 2016, down from $15.3 million for the second quarter of 2015.

Income tax expense was $240,000 for the second quarter of 2016, compared to $4.8 million during the second quarter of 2015.

Net income for the second quarter of 2016 was $4.4 million, or $0.06 per basic and $0.06 per diluted share, compared to net income of $7.3 million, or $0.10 per basic and $0.10 per diluted share, for the second quarter of 2015. Non-GAAP adjusted net income for the second quarter of 2016 was $9.5 million, or $0.13 per diluted share, compared to non-GAAP adjusted net income of $15.6 million, or $0.21 per diluted share, in the prior-year quarter. The reconciliation of net income to non-GAAP adjusted net income is included at the end of this press release.

Liquidity

The Company had $193.7 million in cash, cash equivalents, and short-term and long-term investments, no debt, and $259 million in stockholders' equity as of June 30, 2016.

Conference Call

Insys management will host its second quarter 2016 conference call as follows:

Date: August 3, 2016

Time: 10:00 a.m. EDT
Toll free (U.S): (877) 349-4844
International: (262) 558-6141
Live webcast: www.insysrx.com under the “Investor Relations” section

A telephone replay will be available shortly after the completion of the call for one week by dialing (855) 859-2056 (U.S.) or (404) 537-3406 (International) and entering conference call ID number 53288583.

A live audio webcast and archive of the call will also be available at www.insysrx.com.

About Insys Therapeutics, Inc.

Insys Therapeutics is a specialty pharmaceutical company that develops and commercializes innovative drugs and novel drug delivery systems of therapeutic molecules that improve the quality of life of patients. Using proprietary sublingual spray technology and capabilities to develop pharmaceutical cannabinoids, Insys addresses the clinical shortcomings of existing commercial products. Insys currently markets one product, Subsys® (fentanyl sublingual spray) but has received approval for the marketing of SyndrosTM (dronabinol oral solution), a proprietary, orally administered liquid formulation of dronabinol that Insys believes has distinct advantages over the current formulation of dronabinol in soft gel capsule. Insys is developing a pipeline of sublingual sprays, as well as pharmaceutical cannabidiol. Insys is committed to developing medications for potentially treating addiction to opioids, opioid overdose, epilepsy, and other disease areas with high unmet need.

Subsys® and SyndrosTM are trademarks of Insys Therapeutics, Inc.

Forward-Looking Statements

This press release contains forward-looking statements including regarding our (i) belief that Subsys will continue to provide a very solid financial foundation for the Company, (ii) belief that Syndros has distinct advantages over the current formulation of dronabinol in soft gel capsule and one that will provide significant long-term growth opportunities for Insys, (iii) belief that our product candidates in both sprays and cannabinoids hold great promise and (iv) our belief that our non-GAAP measures can be a meaningful indicator to both our management and investors. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release; actual results may differ materially from those in these forward-looking statements as a result of various factors, many of which are beyond our control. These factors include, but are not limited to risk factors described in our filings with the United States Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, and subsequent updates that may occur in our Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release, and we undertake no obligation to publicly update or revise these statements, except as may be required by law.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with generally accepted accounting principles (GAAP), the Company is also reporting Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share, which are non-GAAP financial measures. Since Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share are not GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of comprehensive income (loss) and cash flow data prepared in accordance with GAAP. In addition, the Company's definitions of Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share may not be comparable to similarly titled non-GAAP financial measures reported by other companies. For a full reconciliation of Adjusted EBITDA and Adjusted net income to GAAP net income, please see the attachments to this earnings release.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net income, plus:

●	Interest income (expense), net;

●	The recorded provision for income taxes;

●	Depreciation and amortization; and

●	Non-cash expenses, such as stock compensation expense and accrual for expected litigation judgment.

The Company believes that Adjusted EBITDA can be a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add-back of non-cash and non-recurring operating expenses that may be subject to uncontrollable factors not reflective of the Company's true operational performance.

Adjusted net income, as defined by the Company, is calculated as follows:

Net income, plus:

●	The recorded provision for income taxes;

●	Non-cash expenses, such as stock compensation expense, non-cash interest, and non-cash other expense (i.e., accrual for expected litigation judgment); and

●	Less an estimated cash tax provision, net of the benefit from utilizing NOL carry-forwards and windfalls from employee stock option exercises.

Adjusted net income per diluted share is equal to Adjusted net income divided by the diluted share count for the applicable period.

The Company believes that Adjusted net income and Adjusted net income per diluted shares are meaningful financial indicators, to both Company management and investors, in that they exclude non-cash income and expense items, as well as other income and expense items that are not expected to recur and therefore are not reflective of continuing operating performance.

While the Company uses Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, each of these financial measures has certain shortcomings. Adjusted EBITDA does not take into account the impact of capital expenditures on either the liquidity or the GAAP financial performance of the Company and likewise omits share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Adjusted net income does not take into account non-cash expenses that reflect the amortization of past expenditures, or include stock-based compensation, which is an important and material element of the Company's compensation package for its directors, officers and other key employees. As a result of the inherent limitations of each of these non-GAAP financial measures, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with Adjusted EBITDA, Adjusted net income and Adjusted net income per diluted share and encourages investors to do likewise.

— Financial tables follow —

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED INCOME STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net revenue	$67,121	$77,633	$129,083	$148,403
Cost of revenue	6,273	8,305	10,911	14,680
Gross profit	60,848	69,328	118,172	133,723

Operating expenses:
Sales and marketing	19,691	21,986	39,491	42,902
Research and development	22,889	17,796	43,424	28,398
General and administrative	13,924	15,284	28,622	28,530
Charges related to litigation award	-	2,304	-	10,304
Total operating expenses	56,504	57,370	111,537	110,134

Income from operations	4,344	11,958	6,635	23,589
Other income (expense),net	(5)	30	44	30
Interest income	256	105	481	230
Income before income taxes	4,595	12,093	7,160	23,849
Income tax expense	240	4,779	371	8,512
Net income	$4,355	$7,314	$6,789	$15,337

Net income per common share:
Basic	$0.06	$0.10	$0.09	$0.22
Diluted	$0.06	$0.10	$0.09	$0.20

Shares used in computing net income per common share:
Basic	71,543,809	71,517,442	71,567,949	71,217,137
Diluted	74,053,550	75,478,649	74,281,838	75,255,048

Percentage of Net revenue:

Net revenue	100.0%	100.0%	100.0%	100.0%
Cost of revenue	9.3%	10.7%	8.5%	9.9%
Gross profit	90.7%	89.3%	91.5%	90.1%

Operating expenses:
Sales and marketing	29.3%	28.3%	30.6%	28.9%
Research and development	34.1%	22.9%	33.6%	19.1%
General and administrative	20.7%	19.7%	22.2%	19.2%
Charges related to litigation award	0.0%	3.0%	0.0%	6.9%
Total operating expenses	84.2%	73.9%	86.4%	74.2%

Income from operations	6.5%	15.4%	5.1%	15.9%
Other income (expense),net	0.0%	0.0%	0.0%	0.0%
Interest income	0.4%	0.1%	0.4%	0.2%
Income before income taxes	6.8%	15.6%	5.5%	16.1%
Income tax expense	0.4%	6.2%	0.3%	5.7%
Net income	6.5%	9.4%	5.3%	10.3%

INSYS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	June 30,	December 31,
	2016	2015
ASSETS:
Cash and cash equivalents	$69,290	$79,515
Short-term investments	89,081	79,576
Accounts receivable, net	41,049	48,459
Inventories	29,215	41,715
Prepaid expenses and other current assets	5,359	3,973
Long-term investments	35,339	43,219
Other non-current assets	68,715	54,739
Total assets	$338,048	$351,196

LIABILITIES AND STOCKHOLDERS' EQUITY:
Liabilities	$78,761	$97,494
Stockholders' equity	259,287	253,702
Total liabilities and stockholders' equity	$338,048	$351,196

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$4,355	$7,314	$6,789	$15,337
Adjustments to arrive at EBITDA:
Interest (income)	(256)	(105)	(481)	(230)
Income tax expense	240	4,779	371	8,512
Depreciation and amortization expense	1,496	1,282	3,023	2,457
EBITDA	5,835	13,270	9,702	26,076
Non-cash stock compensation expense	4,946	4,226	10,572	7,947
Charges related to litigation award	-	2,304	-	10,304
Adjusted EBITDA	$10,781	$19,800	$20,274	$44,327

INSYS THERAPEUTICS, INC.

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED NET INCOME

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net income	$4,355	$7,314	$6,789	$15,337
Income tax expense	240	4,779	371	8,512
Income before income taxes	4,595	12,093	7,160	23,849
Adjustments to arrive at Adjusted net income:
Non-cash stock compensation expense	4,946	4,226	10,572	7,947
Charges related to litigation award	-	2,304	-	10,304
Adjusted income before income taxes	9,541	18,623	17,732	42,100
Adjusted income tax provision	-	3,032	-	3,032
Adjusted net income	$9,541	$15,591	$17,732	$39,068

Adjusted net income per diluted share	$0.13	$0.21	$0.24	$0.52

Contact:

Lisa M. Wilson

President, In-Site Communications, Inc.

212-452-2793